Company Contact:	Investor Contact:
AboveNet, Inc.	Lippert/Heilshorn & Associates, Inc
Jeffrey Garte	Jody Burfening
Vice President, Finance	212-838-3777
914-421-6700	jburfening@lhai.com
jgarte@above.net

AboveNet Reports Second Quarter 2011 Adjusted EBITDA of $54.0 Million
on Revenue of $118.3 Million

White Plains, N.Y., August 5, 2011 — AboveNet, Inc. (NYSE: ABVT), a leading provider of high bandwidth connectivity solutions, announced results for the second quarter and six months ended June 30, 2011.

“Through solid execution of our organic growth strategy during the second quarter, we maintained our industry-leading revenue growth rate and Adjusted EBITDA margin,” said Bill LaPerch, Chief Executive Officer of AboveNet.  “Revenue grew by 17.5% over last year’s second quarter and by 3.4% sequentially.  Adjusting for one-time equipment sales and contract termination revenue in each period, revenue increased by a healthy 15.2% over last year’s second quarter and by 2.9% sequentially, driven by strong growth from our WAN services.  As the market for high bandwidth transport continues to broaden, our end-to-end solution approach is becoming a more attractive proposition for our customers.  Our facilities-based network reach and Tier-1 datacenter connectivity place us in an excellent position to continue to expand our addressable market and leverage our fiber-rich assets.”

Second Quarter 2011 Highlights
•	Revenue for the second quarter of 2011 was $118.3 million, a 17.5 % increase from $100.7 million for the second quarter of 2010.
•
Revenue from domestic metro services for the second quarter of 2011 totaled $32.1 million, an increase of 15.1% from $27.9 million for the second quarter of 2010.  Revenue from domestic WAN services for the second quarter of 2011 was $24.7 million, an increase of 26.0% over $19.6 million for the second quarter of the prior year.

•	Adjusted EBITDA for the second quarter of 2011 was $54.0 million, compared to $45.7 million for the second quarter of 2010.
•	Cash used for capital expenditures for the second quarter of 2011 was $37.3 million, compared to $30.1 million for the second quarter of last year.
•	Cash and cash equivalents at June 30, 2011 were $96.4 million, compared to $61.6 million at December 31, 2010.

Financial Results for the Three Months Ended June 30, 2011
Revenue for the second quarter of 2011 was $118.3 million, a 17.5% increase from $100.7 million for the second quarter of 2010.  Revenue included contract termination revenue of $1.0 million for the second quarter of 2011, compared to $0.6 million for the second quarter of 2010.  Also included in revenue was equipment sales of $4.2 million in the second quarter of 2011, compared to $1.9 million for the prior year quarter.  Excluding contract termination revenue and equipment sales from each period, revenue would have been $113.1 million and $98.2 million, respectively, an increase of $14.9 million, or 15.2%.

For the second quarter of 2011, revenue from domestic operations was $107.2 million, compared to $91.9 million for the second quarter of last year.  Revenue from domestic metro services for the second quarter of 2011 totaled $32.1 million, up 15.1% from $27.9 million for the second quarter of 2010.  Revenue from domestic WAN services for the second quarter of 2011 was $24.7 million, an increase of 26.0% from $19.6 million for the second quarter of 2010.  Revenue from domestic fiber infrastructure services for the second quarter of 2011 totaled $45.3 million, an increase of 7.9% from $42.0 million for the second quarter of the prior year.  Revenue from our foreign operations, primarily in the U.K., for the second quarter of 2011 was $11.1 million, an increase of 26.1% from $8.8 million for the second quarter of 2010.  This increase is due to the increase in volume of services provisioned combined with the benefit of the strengthening of the British pound versus the U.S. dollar for the second quarter of 2011 compared to the second quarter of 2010.

Costs of revenue for the second quarter of 2011 were $40.7 million, an increase of 19.4% over $34.1 million for the second quarter of the prior year.  The increase in costs of revenue primarily reflects increases in costs associated with equipment sales, payroll-related expenses, co-location and third party network costs, partially offset by a reversal of an accrual of certain business tax rates on fiber in the U.K. that is no longer required.  Selling, general and administrative expenses for the second quarter of 2011 were $30.4 million, an increase of 32.2% from $23.0 million for the second quarter of last year.  This increase is primarily a result of increases in non-cash stock-based compensation, sales commissions, property taxes and third party commissions.  Depreciation and amortization expense for the second quarter of 2011 was $19.2 million, compared to $15.2 million for the three months ended June 30, 2010. This increase is primarily due to the depreciation expense on property and equipment placed into service in 2011 and the full period effect of depreciation on property and equipment placed into service subsequent to March 31, 2010.

Operating income for the second quarter of 2011 was $28.0 million, a slight decrease from $28.4 million for the second quarter of 2010, reflecting the changes in the components of operating income discussed above.  The income tax provision, which is substantially non-cash, was $11.1 million in each quarter.  Net income for the second quarter of 2011 was $16.1 million, or $0.60 per diluted share, compared to $16.3 million, or $0.62 per diluted share, for the second quarter of the prior year.

Adjusted EBITDA for the second quarter of 2011 was $54.0 million, compared to $45.7 million for the second quarter of last year.  Adjusted EBITDA Margin for the second quarter of 2011 was 45.6%, compared to 45.4% for the second quarter of 2010.

Financial Results for the Six Months Ended June 30, 2011
Revenue for the six months ended June 30, 2011 was $232.7 million, a 17.6% increase from $197.9 million for the six months ended June 30, 2010.  Revenue included contract termination revenue of $3.1 million for the six months ended June 30, 2011, compared to $1.6 million for the six months of the prior year.  Also included in revenue was equipment sales of $6.6 million for the first half of the year, compared to $2.3 million for the prior year period.  Excluding contract termination revenue and equipment sales from each period, revenue would have been $223.0 million and $194.0 million, respectively, an increase of $29.0 million, or 14.9%.

For the six months ended June 30, 2011, revenue from domestic operations was $211.0 million, compared to $180.0 million for the six months of last year.  Revenue from domestic metro services for the first six months of 2011 totaled $63.5 million, up 15.7% from $54.9 million for the six months ended June 30, 2010.  Revenue from domestic WAN services for the six months ended June 30, 2011 was $47.3 million, an increase of 24.5% from $38.0 million for the six months ended June 30, 2010.  Revenue from domestic fiber infrastructure services for the first six months of 2011 totaled $90.4 million, an increase of 8.7% from $83.2 million for the six months ended June 30, 2010.  Revenue from our foreign operations, primarily in the U.K., for the six months ended June 30, 2011 was $21.7 million, an increase of 21.2% from $17.9 million for the first six months of 2010.  This increase is primarily due to the increase in revenue at the local level combined with the benefit of the strengthening of the British pound versus the U.S. dollar during the two periods.

Costs of revenue for the six months ended June 30, 2011 was $80.9 million, an increase of 20.4% from $67.2 million for the first half of 2010.  The increase in costs of revenue primarily reflects increases in costs associated with equipment sales, payroll-related expenses, co-location and third party network costs, partially offset by a reversal of an accrual of certain business tax rates on fiber in the U.K. that is no longer required.  Selling, general and administrative expenses for the six months ended June 30, 2011 were $60.2 million, an increase of 29.2% from $46.6 million for the first six months of 2010.  This increase is primarily a result of increases in non-cash stock-based compensation, sales commissions, property taxes, third party commissions and occupancy-related expenses.  Depreciation and amortization expense for the six months ended June 30, 2011 was $37.5 million, compared to $30.7 million for the six months ended June 30, 2010.  This increase is primarily due to the depreciation expense on property and equipment placed into service in 2011 and the full period effect of depreciation on property and equipment placed into service during 2010.

Operating income for the six months ended June 30, 2011 was $54.1 million, a slight increase over $53.4 million for the first half of 2010, reflecting the changes in the components of operating income discussed above.  Net income for the six months ended June 30, 2011 was $30.6 million, or $1.14 per diluted share, compared to $29.9 million, or $1.14 per diluted share, for the six months ended June 30, 2010.

Adjusted EBITDA for the six months ended June 30, 2011 was $105.5 million, compared to $88.3 million for the first two quarters of 2010.  Adjusted EBITDA Margin for the six months ended June 30, 2011 was 45.3%, compared to 44.6% for the six months ended June 30, 2010.

Guidance
The Company’s revenue guidance for 2011 remains at $460 million - $470 million.  The Company expects to achieve the high end of the revenue guidance range.  The Company’s guidance for its projected Adjusted EBITDA Margin for the full year 2011 remains approximately in line with the full year 2010 actual Adjusted EBITDA Margin.  The Company’s guidance for full year 2011 for cash used for capital expenditures remains at $140 million - $150 million.  Management stated that Adjusted EBITDA is expected to exceed cash used for capital expenditures in full year 2011.

Non-GAAP Financial Measures
“Adjusted EBITDA” is defined as net income before provision for (benefit from) income taxes, other income/expense, interest income/expense, gain on reversal of foreign currency translation adjustments from liquidation of subsidiaries, income/loss from discontinued operations, gain/loss on asset dispositions, depreciation and amortization, and non-cash stock-based compensation.  Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.  Adjusted EBITDA and Adjusted EBITDA Margin are not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.  Rather, Adjusted EBITDA and Adjusted EBITDA Margin are measures of operating performance that investors may consider in addition to such measures.  AboveNet’s management believes that adjusted or modified EBITDA and its related margin are measures of operating performance that are commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because they eliminate many differences in financial, capitalization, and tax structures, as well as certain non-cash and non-operating charges to earnings.  AboveNet’s management currently uses Adjusted EBITDA and Adjusted EBITDA Margin for these purposes.  AboveNet’s management believes that Adjusted EBITDA and Adjusted EBITDA Margin trends can be used as indicators of whether the Company’s operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations and fund capital expenditures.

Adjusted EBITDA is also used by the Company for other purposes, including, management’s assessment of ongoing operations and as a measure for performance-based compensation.  However, the definition of adjusted EBITDA for other purposes may differ from the definition of Adjusted EBITDA used herein.  For example, since 2009 the definition of adjusted EBITDA in the Company’s incentive cash bonus plan has excluded certain customer termination revenue.  Additionally, Adjusted EBITDA as used in this press release may not be calculated identically to similarly titled measures reported by other companies.  The Company also reviews revenue, net of contract termination revenue and revenue, net of contract termination revenue and equipment sales as well as revenue in local currency.  Revenue, net of contract termination revenue shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue.  Revenue, net of contract termination revenue and equipment sales shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue and equipment sales.  Revenue in local currency shows the changes of foreign subsidiary revenue without the impact of currency fluctuations.  Management believes these non-GAAP metrics provide helpful insight into revenue trends.

Conference Call
AboveNet will hold a conference call to report second quarter 2011 results at 10:00 a.m. ET today, August 5, 2011.  The dial in number for the call is 866-394-9472, conference ID is 83124240.  The call is also being webcast with an accompanying presentation, which can be accessed through the investor relations section of AboveNet’s website at http://investors.above.net.  A replay of the call will be available from 1:00 p.m. ET on August 5 until 11:59 p.m. ET on August 12.  To listen to the telephone replay in the U.S., please dial 855-859-2056 and for international callers, please dial 404-537-3406.  The conference ID is the same as above.  The webcast and the slide presentation will also be archived in the investor relations section of AboveNet's website for 90 days.

About AboveNet, Inc.
AboveNet, Inc. is a leading provider of high bandwidth connectivity solutions for businesses and carriers.  Its private optical network delivers key network and IP services in and among top U.S. and European markets.  AboveNet's network is widely used in demanding markets such as financial and legal services, media, health care, retail and government.

Forward Looking Statements
Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved.  Such statements are based on the current expectations and beliefs of the management of AboveNet, Inc. and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, industry competition, pricing and macro-economic conditions and the Company's financial and operating prospects.  The Company's business could be materially adversely affected and the trading price of the Company's common stock could decline if these risks and uncertainties develop into actual events.  The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.  The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  A more detailed discussion of factors that may affect the Company's business and future financial results is included in the Company's SEC filings, including, but not limited to, those described in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequently filed Quarterly Report on Form 10-Q.  We discuss certain non-GAAP financial measures in this press release and provide the GAAP financial measures that correspond to such non-GAAP measures, as well as the reconciliation between the two.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share information)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$96.4	$61.6
Restricted cash and cash equivalents	4.7	3.7
Accounts receivable, net of allowances for doubtful accounts of $1.9 and $1.8 at June 30, 2011 and December 31, 2010, respectively	29.7	27.5
Prepaid costs and other current assets	12.2	14.8
Total current assets	143.0	107.6

Property and equipment, net of accumulated depreciation and amortization of $321.4 and $285.3 at June 30, 2011 and December 31, 2010, respectively	577.6	540.8
Deferred tax assets	129.7	149.7
Other assets	13.2	9.7
Total assets	$863.5	$807.8

LIABILITIES:
Current liabilities:
Accounts payable	$12.7	$9.4
Accrued expenses	80.2	71.8
Deferred revenue - current portion	25.6	27.3
Note payable - current portion	—	7.6
Total current liabilities	118.5	116.1

Note payable	55.0	42.1
Deferred revenue	82.2	87.0
Other long-term liabilities	9.8	10.1
Total liabilities	265.5	255.3

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 26,450,871 issued and 25,821,393 outstanding at June 30, 2011 and 26,422,885 issued and 25,799,358 outstanding at December 31, 2010	0.3	0.3
Additional paid-in capital	346.5	332.4
Treasury stock at cost, 629,478 and 623,527 shares at June 30, 2011 and December 31, 2010, respectively	(23.1)	(22.8)
Accumulated other comprehensive loss	(8.1)	(9.2)
Retained earnings	282.4	251.8
Total shareholders’ equity	598.0	552.5
Total liabilities and shareholders’ equity	$863.5	$807.8

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share information)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$118.3	$100.7	$232.7	$197.9

Costs of revenue (excluding depreciation and amortization, shown separately below)	40.7	34.1	80.9	67.2
Selling, general and administrative expenses	30.4	23.0	60.2	46.6
Depreciation and amortization	19.2	15.2	37.5	30.7

Operating income	28.0	28.4	54.1	53.4

Other income (expense):
Interest expense	(1.1)	(1.2)	(2.3)	(2.4)
Other income (expense), net	0.3	0.2	(0.4)	(0.4)

Income before income taxes	27.2	27.4	51.4	50.6

Provision for income taxes	11.1	11.1	20.8	20.7

Net income	$16.1	$16.3	$30.6	$29.9

Income per share, basic:
Basic income per share	$0.63	$0.64	$1.19	$1.19

Weighted average number of common shares	25,818,689	25,145,224	25,811,337	25,045,423

Income per share, diluted:
Diluted income per share	$0.60	$0.62	$1.14	$1.14

Weighted average number of common shares	26,837,305	26,194,883	26,805,236	26,205,457

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows provided by operating activities:
Net income	$30.6	$29.9
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	37.5	30.7
Loss on sale or disposition of property and equipment, net	0.1	—
Provision for equipment impairment	0.1	0.2
Provision for bad debts	0.3	0.3
Non-cash stock-based compensation expense	13.9	4.2
Change in deferred tax assets	20.3	20.5
Changes in operating working capital:
Accounts receivable	(2.3)	(0.1)
Prepaid costs and other current assets	2.6	(5.2)
Other assets	1.6	(2.4)
Accounts payable	3.0	(4.5)
Accrued expenses	2.4	(0.3)
Deferred revenue	(6.9)	(6.1)
Other long-term liabilities	0.6	0.5
Net cash provided by operating activities	103.8	67.7

Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.1	0.2
Purchases of property and equipment	(68.4)	(57.5)
Net cash used in investing activities	(68.3)	(57.3)

Cash flows used in financing activities:
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility, net of debt acquisition costs	50.0	—
Proceeds from exercise of options to purchase shares of common stock	0.2	0.4
Proceeds from exercise of warrants	—	1.4
Change in restricted cash and cash equivalents	(1.0)	—
Principal payment - note payable	(49.7)	(3.7)
Principal payment - capital lease obligation	(0.2)	—
Purchase of treasury stock	(0.3)	(0.3)
Net cash used in financing activities	(1.0)	(2.2)
Effect of exchange rates on cash	0.3	(0.5)
Net increase in cash and cash equivalents	34.8	7.7
Cash and cash equivalents, beginning of period	61.6	165.3
Cash and cash equivalents, end of period	$96.4	$173.0

Supplemental cash flow information:
Cash paid for interest	$1.1	$1.5
Cash paid for income taxes	$1.3	$0.3

Supplemental non-cash financing activities:
Issuance of shares of common stock in cashless exercise of stock purchase warrants	$—	$3.9
Non-cash purchase of shares into treasury in cashless exercise of stock purchase warrants	$—	$3.9

ABOVENET, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Reconciliation of Net Income to Adjusted EBITDA

NET INCOME	$16.1	$16.3	$30.6	$29.9
Interest expense	1.1	1.2	2.3	2.4
Other (income) expense, net	(0.3)	(0.2)	0.4	0.4
Provision for income taxes	11.1	11.1	20.8	20.7

OPERATING INCOME	28.0	28.4	54.1	53.4

Depreciation and amortization	19.2	15.2	37.5	30.7
Non-cash stock-based compensation	6.8	2.1	13.9	4.2

Adjusted EBITDA	$54.0	$45.7	$105.5	$88.3

Calculation of Adjusted EBITDA Margins

Adjusted EBITDA	$54.0	$45.7	$105.5	$88.3
Revenue	$118.3	$100.7	$232.7	$197.9
Adjusted EBITDA Margin	45.6%	45.4%	45.3%	44.6%

Reconciliation of Revenue to Revenue, Net of Contract Termination Revenue and Equipment Sales

Revenue	$118.3	$100.7	$232.7	$197.9
Less: Contract Termination Revenue	(1.0)	(0.6)	(3.1)	(1.6)

Revenue, Net of Contract Termination Revenue	117.3	100.1	229.6	196.3
Less: Equipment Sales	(4.2)	(1.9)	(6.6)	(2.3)

Revenue, Net of Contract Termination Revenue and Equipment Sales	$113.1	$98.2	$223.0	$194.0